UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2008

American Oriental Bioengineering, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

001-32569	84-0605867
(Commission File Number)	(IRS Employer Identification No.)

No. 4018, Jintian Road, Anlian Plaza

12 F Suite B02, Futian District

Shenzhen, PRC 518026

(Address of principal executive offices) (Zip Code)

011-86-451-8666-6601

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Please see the disclosure set forth below in Item 8.01, which is incorporated herein by reference.

Item 8.01	Other Events.

On June 3, 2008, American Oriental Bioengineering, Inc. (the "Company") announced in a press release dated June 3, 2008 that it plans to make a private offer, subject to market conditions and other factors, to sell approximately $125 million in aggregate liquidation preference of newly issued convertible preferred stock. The convertible preferred stock is contingently putable, will pay dividends quarterly in arrears, and will be convertible upon the occurrence of specified events into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option.

The Company intends to grant the initial purchasers of the preferred stock an option to purchase up to an additional $25 million in aggregate liquidation preference of the preferred stock to cover overallotments.

The Company anticipates using the net proceeds from the offering for working capital and general corporate purposes; repurchases of outstanding capital stock; to fund a prepaid forward contract the Company may enter into; and possible acquisitions of and investments in complementary businesses and products.

A copy of the press release referenced above is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated June 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ORIENTAL BIOENGINEERING, INC.

By:	/s/ Tony Liu
Name:	Tony Liu
Title:	Chief Executive Officer and Chairman of the
Board of Directors

Dated: June 3, 2008

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated June 3, 2008